Exhibit 99.1

[CTA Public Relations Logo]

FOR IMMEDIATE RELEASE

May 5, 2004

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President of Casino Operations and
Chief Financial Officer
303-582-1117 ext. 7249

Jacobs Entertainment, Inc. Reports First Quarter Results

BLACK HAWK, Colorado – Jacobs Entertainment, Inc., an owner and operator of multiple gaming properties, today announced unaudited financial results for its first quarter ended March 31, 2004.

Net revenues for the first quarter of 2004 were $45.9 million compared to $41.7 million in the first quarter in the previous year. Net income for the first quarter of 2004 was $3.6 million compared to $1.5 million in the same quarter in the previous year.

Jacobs Entertainment, Inc. will host a conference call to discuss its first quarter 2004 operating results. The conference call will be held at 1:00 p.m. Eastern Time on Thursday, May 6, 2004, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO for Jacobs Entertainment, Inc. (JEI) and Ian M. Stewart President of Pari-Mutuel and Video Poker Operations, along with other members of the management team of various subsidiary companies of JEI.

To participate in the JEI conference call on Thursday, May 6, 2004, at 1:00 p.m. Eastern Time, please dial (800) 289-0493 and give confirmation code 747488. Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Thursday, May 6, 2004, at 4:00 p.m. Eastern Time. To access the replay, please dial (888) 203-1112 or (719) 457-0820 and reference the confirmation code 747488. The replay will run until Midnight Eastern Time, Thursday, May 13, 2004.

Based in Black Hawk, Colo., Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack, five related off-track wagering facilities and seven truck plaza video gaming facilities located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way: intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended March 31
	2004	2003
Revenues:
Casinos	$27,068	$23,069
Truck stop	6,455	6,578
Pari-mutuel	7,685	6,689
Food, beverage, fuel & other	9,812	10,158
Promotional allowances	(5,085)	(4,833)

Net revenues	$45,935	$41,661

Cost and Expenses
Operational	$25,523	$24,306
Marketing, General and administrative and other costs	9,485	8,843
Depreciation and amortization	2,428	2,151

Total costs and expenses	37,436	35,300

OPERATING INCOME	$8,499	$6,361

NET INCOME	$3,624	$1,451

SELECTED BALANCE SHEET DATA

	March 31 2004	December 31 2003
Total Assets	$238,743	$236,573
Total Liabilities	$167,684	$169,138
Stockholders’ Equity	$71,059	$67,435

While we recognize that EBITDA (earnings before interest, taxes, depreciation and amortization) is a not a generally accepted accounting principle (i.e. non-GAAP) financial measure, we believe that it is useful because it allows investors and management to evaluate and compare operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Additionally, most analysts following the gaming industry utilize EBITDA as a financial measurement. Lastly, (and maybe most importantly), EBITDA is a key element of certain financial covenants in the Company’s debt agreements. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION

(Dollars in thousands)

	Three Months Ended March 31
	2004	2003
Net income as reported above	$3,624	$1,451
Add:
Interest, net	4,875	4,910
Depreciation and amortization	2,428	2,151

EBITDA	$10,927	$8,512

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